Exhibit 10.22

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is executed effective as of the 1st day of July, 2007 (the “Effective Date”), by and between CACI International Inc, a Delaware corporation (the “Company”), and Paul M. Cofoni (the “Executive”).

RECITALS

The Executive has been employed by the Company as an executive officer and the Company now wishes to employ the Executive as its President and Chief Executive Officer.

It is in the best interests of the Company and the Executive to enter into this employment agreement setting forth the terms of the Executive’s employment as President and Chief Executive Officer.

Accordingly, in consideration of the foregoing, and the mutual agreements contained in this Agreement, the parties hereto, intending to be legally bound, agree as follows:

1. Employment of Executive; Duties and Status.

(a) The Company hereby agrees to engage the Executive as the President and Chief Executive Officer of the Company during the “Employment Period” (as defined in Section 2 hereof), and the Executive hereby accepts such employment, all on the terms and conditions set forth in this Agreement. During the Employment Period, the Executive shall (i) have responsibility for the active management of the Company and general supervision and direction of the affairs of the Company, (ii) have such duties, obligations and responsibilities as are customarily performed by chief executive officers of companies of like size and type as the Company or are imposed by applicable law, including, without limitation, the Sarbanes-Oxley Act of 2002, as amended and in effect from time to time (the “Sarbanes-Oxley Act”), (iii) have such other authority and perform such other executive duties (including, without limitation, serving as an officer of an “Affiliate” (as defined in Section 4(d) hereof) of the Company), as shall be assigned to the Executive by the Executive Chairman or the Board of Directors of the Company (the “Board”), and (iv) administer such other business affairs of the Company as shall be assigned to the Executive by the Executive Chairman or Board. For purposes of Section 302 of the Sarbanes-Oxley Act the Executive will be deemed to be the principal executive officer and for purposes of 906 of Sarbanes-Oxley Act the Executive will be deemed to be the principal chief executive officer and the Executive acknowledges his responsibility to comply with the certification requirements of the Sarbanes-Oxley Act.

(b) The Executive agrees that, at all times, the Executive shall act in a manner consistent with his fiduciary obligations to the Company, and otherwise comply with the Company’s Code of Ethics and Business Conduct Standard, as the same may be amended and in effect from time to time and timely provided to the Executive (the “Standards of Conduct”). In addition, the Executive shall comply with all laws, rules and regulations that are generally applicable to the Company and its employees, directors and officers, and the Executive shall perform all services in accordance with the policies, procedures and rules established by the Company and the Board.

(c) During the Employment Period, the Executive shall be a full-time employee of the Company and shall devote all business time and energies to the Company. So long as such activities, in the aggregate, do not interfere with the performance by the Executive of the Executive’s duties hereunder, or conflict with the Standards of Conduct, (i) the Executive may supervise personal financial investments; and (ii) the Executive may participate (as board member, officer, volunteer or otherwise) in professional, charitable, educational, religious, civic, and/or trade associations and similar types of activities. If requested by the Board, the Executive shall provide the Board with a description of the activities of the Executive described in item (ii) above.

(d) The Executive agrees that, within twelve (12) months of the Effective Date, he will establish, and during the Employment Period he will maintain, his legal residence within fifty (50) miles of the main office of the Company (which is currently at 1100 N. Glebe Road, Arlington, Virginia 22201).

(e) The Board shall establish criteria for measuring the Executive’s performance as President and Chief Executive Officer and shall review and assess the Executive’s performance in accordance with such criteria at least annually. The Executive Chairman or the Board shall advise the Executive of the Board’s performance assessment.

2. Term of Employment. The Executive’s employment hereunder shall continue until the third anniversary of the Effective Date, unless such employment is terminated earlier in accordance with the provisions of this Agreement (the “Employment Period”). This Agreement shall automatically renew itself for an additional one (1) year term on the third anniversary of the Effective Date and on each anniversary of the Effective Date thereafter. Such extended term will then constitute the term of the Employment Period. Notwithstanding the forgoing, this Agreement may be terminated at any time in accordance with the provisions of Section 5.

3. Compensation and General Benefits.

(a) Base Salary. The Company agrees to pay to the Executive an annual base salary of Six Hundred and Seventy-Five Thousand Dollars ($675,000) (such base salary, as adjusted from time to time, is referred to herein as the “Base Salary”). The Executive’s Base Salary, less amounts required to be withheld under applicable law, shall be payable in equal installments in accordance with the practice of the Company in effect from time to time for the payment of salaries to executives of the Company, but in no event less frequently than monthly. The Executive’s Base Salary shall be reviewed annually by the Compensation Committee and the Board in connection with the Executive’s performance review.

(b) Annual Incentive. During the Employment Period, the Executive shall be eligible to participate in any annual incentive or bonus plan maintained by the Company for its senior executives (the “Annual Incentive Plan”). The Executive’s award under such plan will be determined by the Compensation Committee and the Board from time to time. The Executive’s award under such plan will be based on the achievement of strategic performance metrics established by the Compensation Committee and approved by the Board.

(c) Expenses. During the Employment Period, the Executive shall be entitled to cause payment by, or to receive prompt reimbursement from, the Company for all reasonable and necessary expenses incurred by the Executive in performing the duties required hereunder on behalf of the Company. All payments and reimbursements by the Company pursuant to this Section 3(c) shall be subject to, and consistent with, the Company’s policies for expense payment and reimbursement, as in effect from time to time. Such payment or reimbursement shall be made on or before March 15th following the close of the calendar year in which the expense or liability was incurred. To the extent that payment or reimbursement is based on claims, bills, invoices or other documentation that the Executive is required to submit to the Company, such documentation must be submitted by the Executive on or before March 1st following the close of the calendar year in which the expense or liability was incurred. Amounts which are not submitted within the required timeframe shall not be eligible for payment or reimbursement hereunder.

(d) Fringe Benefits.

(i) Company Plans. During the Employment Period, in addition to any amounts to which the Executive may be entitled pursuant to the other provisions of this Section 3 or elsewhere herein, the Executive shall be entitled to participate in, and to receive benefits under, any deferred compensation plan (funded solely by elective deferrals by the Executive), qualified retirement plan, profit-sharing plan, savings plan, group life, disability, sickness, accident and health insurance programs, or any other similar benefit plan or arrangement generally made available by the Company to its senior executive employees, subject to and on a basis consistent with the terms, conditions and overall administration of each such plan or arrangement. The Executive may also participate in any long term incentive, equity or other non-qualified deferred compensation plan on such terms and on such conditions as may be established by the Board or the Compensation Committee. The award of any additional incentive under this Section 3(d)(i) shall be separate and distinct from the right of the Executive to receive the annual incentive or bonus payment from the Company described in Section 3(b).

(ii) SERP. The Company will provide the Executive with a supplemental retirement benefit in accordance with the terms of the Supplemental Executive Retirement Plan dated January 24, 2006, as amended from time to time (the “SERP”).

(iii) Leave. The Executive shall be entitled to paid annual leave during the Employment Period in accordance with the Company’s leave policy for senior executives. Leave shall accrue monthly during the Employment Period (based on a full year). In addition, the Executive shall be entitled to all paid holidays given by the Company to its senior executives. The extent to which the Executive may receive payment for unused annual leave at the end of the Employment Period shall be determined in accordance with the Company’s policies for its senior executives.

(iv) Office. During the Employment Period, the Company shall provide the Executive with an office of a size and with furnishings and other appointments commensurate with the Executive’s office at the Company on the Effective Date, and full-time secretarial and administrative assistance and the support staff necessary in order to perform his duties hereunder.

(e) Parachute Treatment.

(i) If it shall be determined that in connection with a change in control of the Company within the meaning of the CACI International, Inc 2006 Stock Incentive Plan (a “Change in Control”), any payment, vesting, distribution, or transfer by the Company or any successor, or any Affiliate of the foregoing or by any other Person (as defined in Section 4(d) hereof), or any other event occurring with respect to the Executive and the Company for the Executive’s benefit, whether paid or payable or distributed or distributable under the terms of this Agreement (including Section 5(h)(ii)) or otherwise (including under the SERP or any employee benefit plan) (a “Parachute Payment”) would be subject to or result in the imposition of the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (and any regulations issued thereunder, any successor provision, and any similar provision of state or local income tax law) (collectively, an “Excise Tax”), then, subject to the provisions of Section 3(e)(ii) below, the Company shall pay to the Executive an amount equal to two thirds of the Excise Tax, up to an overall maximum payment of $500,000 with respect to such Change in Control.

(ii) Notwithstanding the provisions of Section 3(e)(i), no such amount shall be payable or made under Section 3(e)(i) if the Executive would, on a net after-tax basis (taking into account the amount of any payment required under Section 3(e)(i) and any prior Parachute Payments in connection with such Change in Control) receive less compensation than he would receive if the Parachute Payment were reduced by the amount necessary to avoid subjecting such Parachute Payment to the Excise Tax. In such event, then, in lieu of any payment under Section 3(e)(i), the amount of the Parachute Payment shall be reduced by the amount necessary to avoid subjecting such Payment to the Excise Tax (the “Parachute Payment Reduction”). The Executive shall have the right, in his sole discretion, to designate those payments or benefits, if any, that shall be reduced or eliminated under the Parachute Payment Reduction.

(iii) The determination required under Section 3(e)(ii) shall be made with respect to each Parachute Payment and shall take into account all Parachute Payments previously made to the Executive in connection with the Change in Control. If a determination under Section 3(e)(ii) resulted in a Parachute Payment Reduction, and, as a result of a subsequent Parachute Payment, a determination is made that the Executive would, on a net after-tax basis (taking into account the aggregate Parachute Payments paid or payable to the Executive), receive more compensation with the payment under Section 3(e)(i) (and no Parachute Payment Reduction), then, in addition to the payment required under Section 3(e)(i), the Executive shall receive an amount equal to any prior Parachute Payment Reduction plus interest from the date of such reduction at the applicable Federal rate provided for in Section 1274(d) of the Code.

(iv) All determinations required to be made under this Section, including whether and when an amount is subject to Section 4999 and whether the provisions of Section 3(e)(ii) or 3(e)(iii) are applicable (and if applicable, the amount of any Parachute Payment Reduction under Section 3(e)(ii) or any restored Parachute Payment under Section 3(e)(iii)), shall be made by the Company’s outside auditors at the time of such determination (the “Accounting Firm”), which Accounting Firm shall provide detailed supporting calculations to the Executive and the Company. All fees and expenses of the Accounting Firm shall be borne by the Company. If the Accounting Firm shall determine that no Excise Tax is payable by the Executive, it shall furnish to the Executive written advice that failure to report the Excise Tax on his applicable federal income tax return would not be reasonably likely to result in the imposition of a penalty for fraud, negligence, or disregard of rules or regulations. Any determination by the Accounting Firm shall be binding upon the Company and the Executive in determining whether a payment is required under this Section and the amount thereof, in the absence of material mathematical or legal error.

(v) As a result of uncertainty in the application of Sections 280G and 4999 of the Code that may exist at the time of a determination by the Accounting Firm, it may be possible that in making the calculations required to be made hereunder, the Accounting Firm shall determine that a Parachute Payment Reduction that was not made should have been made, or a larger Parachute Payment Reduction should have been made, or that a payment made under Section 3(e)(i) or 3(e)(iii) should not have been made, or a smaller payment under Section 3(e)(i) or 3(e)(iii) should have been made (an “Overpayment”), or that a Parachute Payment Reduction should not have been made, or a smaller Parachute Payment Reduction should have been made, or that a payment under Section 3(e)(i) or 3(e)(iii) should have been made, or a larger payment under Section 3(e)(i) or 3(e)(iii) should have been made (an “Underpayment”). If the Accounting Firm, the Internal Revenue Service or other applicable taxing authority shall determine that an Overpayment was made, any such Overpayment shall be repaid by the Executive with interest at the applicable Federal rate provided for in Section 1274(d) of the Code; provided, however, that, subject to applicable law, the amount to be repaid by the Executive to the Company shall be reduced to the extent that any portion of the Overpayment to be repaid will not be offset by a corresponding reduction in tax by reason of such repayment of the Overpayment; provided, further, that to the extent the Overpayment relates to a payment made under Section 3(e)(i) or 3(e)(iii), the Executive shall be obligated to repay such amount only at such time and to such extent as the Executive receives a refund of the Overpayment from the Internal Revenue Service or applicable taxing authority. If the Accounting Firm, the Internal Revenue Service or other applicable taxing authority shall determine that an Underpayment was made, then, subject to the overall $500,000 limit on payments by the Company made in connection with a Change in Control, two-thirds of any such Underpayment (together with two-thirds of any interest and penalties imposed thereon) shall be due and payable by the Company to the Executive within thirty-five (35) days after the Company receives notice of such Underpayment, but in no event later than the date the Executive must pay such amounts to the Internal Revenue Service or other applicable taxing authority.

(vi) The Executive shall give written notice to the Company of any claim by the Internal Revenue Service or other applicable taxing authority that, if successful, would require the payment by the Executive of an Excise Tax, such notice to be provided within a reasonable period of time after the Executive shall have received written notice of such claim. The Company and the Executive shall cooperate in determining whether to contest or pay such claim and the Executive shall not pay such claim without the written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed. The Company and the Executive shall have the right to jointly direct the contest of such claim with counsel jointly selected by the Company and the Executive, but the Executive shall have the power to settle or compromise such claim subject to the consent of the Company (which consent may not be unreasonably withheld, conditioned or delayed). Subject to the overall $500,000 limit on payments by the Company made in connection with a Change in Control, the Company shall bear and pay two-thirds of all costs and expenses (including two-thirds of any additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless for two-thirds of any Excise Tax or income tax (including two-thirds of any interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. If the Company and the Executive determine to pay a claim and sue for a refund, then subject to the overall $500,000 limit on payments by the Company made in connection with a Change in Control, the Company shall advance two-thirds of the amount of such payment to the Executive, on an interest-free basis (subject to any prohibitions, limitations or restrictions imposed by applicable law), and shall indemnify and hold the Executive harmless from two-thirds of any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance. The Executive shall (subject to the Company’s complying with the foregoing requirements) promptly pay to the Company, up to the amount of the advance from the Company, the amount of any refund received by the Executive (together with any interest paid or credited thereon after taxes applicable thereto).

(vii) Any amount payable to the Executive in accordance with Section 3(e)(i) or (ii) shall be paid in a lump sum as soon as the determination of the amount payable to the Executive is made by the Accounting Firm, but in all events within thirty (30) days of the date the Executive remits the Excise Tax to the appropriate taxing authority. Any reimbursement or payment required under Section 3(e)(vi) shall be made as soon as reasonably practical after such expense was incurred (but in all events no later than the close of the year following the year in which such expense was incurred). All payments made under this Section 3(e) shall be made in accordance with the provisions of Treas. Reg. §1.409A-3(i)(l).

(viii) To the extent that any payment to the Executive under his Section 3(e) does not constitute a payment in accordance with a fixed schedule pursuant to Treas. Reg. §1.409A-3(i)(l) and would trigger an additional tax under Section 409A of the Code, payment of such amount shall be delayed until the earliest time that payment is permitted under Section 409A(a)(2)(A) of the Code (including, to the extent applicable, Section 409A(a)(2)(B)).

4. Covenants of the Executive.

(a) No Conflicts. The Executive represents and warrants to the Company that the Executive is not subject to any contract, agreement, judgment, order or decree of any kind, or any restrictive agreement of any character, that restricts the Executive’s ability to perform his obligations under this Agreement or that would be breached by the Executive upon his performance of his duties pursuant to this Agreement. The Executive also understands that as a condition of his employment as the President and Chief Executive Officer of the Company, he must secure and maintain appropriate security clearances and he represents and warrants that he is not aware of any reason he should not be able to secure and maintain such security clearances.

(b) Confidentiality; Intellectual Property.

(i) The Executive recognizes and acknowledges that (i) the Executive’s employment with the Company has provided (and in the future, will provide) the Executive with access to “Trade Secrets” or “Confidential or Proprietary Information” (each, as defined in Section 4(d) hereof), (ii) the Company is engaged in a highly competitive enterprise, so that any unauthorized disclosure or unauthorized use by the Executive of the Trade Secrets or Confidential or Proprietary Information protected under this Agreement, or any unauthorized competition, whether during his employment with the Company or after its termination, would cause immediate, substantial and irreparable injury to the business and goodwill of the Company, (iii) the Company’s Trade Secrets and Confidential and Proprietary Information was developed by the Company at considerable expense, that this information is a valuable Company asset and part of its goodwill, that this information is vital to the Company’s success and is the sole property of the Company, and (iv) the Company’s business interests require a confidential relationship between the Company and the Executive and the fullest practical protection and confidential treatment of all Trade Secrets and Confidential or Proprietary Information. Accordingly, the Executive agrees that, except (A) as required by law, Governmental Authority or court order, or (B) in the good faith furtherance of the business of the Company, the Executive will keep confidential and will not publish, make use of, or disclose to anyone (or aid others in publishing, making use of, or disclosing to anyone), in each case, other than the Company or any Persons designated by the Company, or otherwise “Misappropriate” (as defined in Section 4(d) hereof) any Trade Secrets or Confidential or Proprietary Information at any time. The Executive’s obligations hereunder shall continue during the Employment Period and thereafter for so long as such Trade Secrets or Confidential or Proprietary Information remain Trade Secrets or Confidential or Proprietary Information.

(ii) The Executive acknowledges and agrees that:

(A) all Trade Secrets and Confidential or Proprietary Information shall be “Trade Secrets” (as defined under the Uniform Trade Secrets Act) of the Company and/or its Affiliates, as the case may be;

(B) the Executive occupies a unique position within the Company, and he is and will be intimately involved in the development and/or implementation of Trade Secrets and Confidential or Proprietary Information;

(C) in the event the Executive breaches Section 4(b) hereof with respect to any Trade Secrets or Confidential or Proprietary Information, such breach shall be deemed to be a Misappropriation of such Trade Secrets or Confidential or Proprietary Information; and

(D) any Misappropriation of Trade Secrets or Confidential or Proprietary Information will result in immediate and irreparable harm to the Company.

(iii) The Executive recognizes that the Company has received, and in the future will receive, “Information” (as defined in Section 4(d) hereof) from Persons subject to a duty on the Company’s part to maintain the confidentiality of such Information and to use it only for certain limited purposes. Without limiting anything in Section 4(b)(i) hereof, the Executive agrees that he owes the Company and such Persons, during the Employment Period and thereafter, a duty to hold all such Information in the strictest confidence and, except with the prior written authorization of the Company, or as required by law, Governmental Authority or court order, not to disclose such Information to any Person (except as necessary in carrying out the Executive’s duties for the Company consistent with the Company’s agreement with such Person) or to use it for the benefit of anyone other than for the Company or such Person (consistent with the Company’s agreement with such Person).

(iv) All memoranda, notes, lists, records and other documents or papers (and all copies thereof), including but not limited to, such items stored in computer memories, on microfiche, electronically, or by any other means, made or compiled by or on behalf of the Executive, or made available to the Executive or in the Executive’s possession concerning or in any way relating to the conduct of the business of the Company or any of its Affiliates, are and shall be the property of the Company or such Affiliate and shall be delivered to the Company promptly upon the Company’s request following the termination of the Executive’s employment with the Company or at any other time on request. The Executive acknowledges and stipulates that all Electronic Equipment (as defined in Section 4(d) hereof) of the Company or any Affiliate are the sole property of the Company or such Affiliate, and that any information transmitted by, received from, or stored in such Electronic Equipment is also the property of the Company or such Affiliate. Executive agrees that, after his termination of employment, he shall not, directly or indirectly, for himself or for any other person or entity, use, access, copy, or retrieve, or attempt to use, access, copy, or retrieve, any of the Electronic Equipment of the Company or any Affiliate or any information on the Equipment of the Company or an Affiliate.

(v) “Work Product” (as defined in Section 4(d) hereof) relating to any work performed by or assigned to the Executive during, and in connection with, his employment with the Company, shall belong solely and exclusively to the Company.

(vi) From time to time, at the reasonable request of the Company, the Executive agrees to disclose promptly to the Company all Work Product and relevant records, which records will remain the sole property of the Company; provided that the Executive shall not have an obligation to disclose Work Product or records hereunder to the extent the Company already has actual knowledge of such Work Product and originals or copies of such records.

(vii) The Executive hereby assigns to the Company, without further consideration, his entire right, title, and interest (throughout the United States and in all foreign countries) in and to all Work Product, whether or not patentable. Should the Company be unable to secure the Executive’s signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Work Product, whether due to the Executive’s mental or physical incapacity, or the Executive’s unavailability for a reasonable period under the circumstances, the Executive hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as his agent and attorney-in-fact (such designation and appointment being coupled with an interest), solely for the specific instance in which the Company is unable to secure such signature, to act for and in his behalf and stead, to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protections with the same force and effect as if executed and delivered by the Executive.

(viii) There is no Information which the Executive wishes to exclude from the operation of this Section 4(b). To the best of the Executive’s knowledge, there is no existing contract in conflict with this Agreement or any other contract to assign Information that is now in existence between the Executive and any other Person.

(ix) To the extent that any Work Product incorporates pre-existing material to which the Executive possesses copyright, trade secret, patent, trademark or other proprietary rights, and such rights are not otherwise assigned to the Company herein, the Executive hereby grants to the Company a royalty-free, irrevocable, worldwide, exclusive, perpetual license to make, have made, sell, use and disclose, reproduce, modify, transmit, prepare Derivative Works based on, distribute, perform and display (publicly or otherwise), such material, with full right to authorize others to do so.

(c) Noncompetition and Nonsolicitation.

(i) Subject to the provisions of Section 4(c)(iii) hereof, during his period of employment and thereafter for a period of two years following termination of his employment (and up to five years in the case of the restriction contained in Section 4(c)(ii)) (the “Restricted Period”), the Executive agrees that he will not, directly or indirectly, on his own behalf or as a partner, owner, officer, director, stockholder, member, employee, agent or consultant of any other Person, within any state (including the District of Columbia), territory, possession or country where the Company conducts business during the Employment Period or during the Restricted Period:

(A) own, manage, operate, control, be employed by, provide services as a consultant to, or participate in the ownership, management, operation, or control of, any Person engaged in any activity competitive with the Company or any of its Affiliates;

(B) engage in the business of providing goods or services that are the same as or similar to the goods or services of the Company or any of its Affiliates;

(C) contact any of the Company’s Customers or potential Customers or solicit or induce (or attempt to solicit or induce) any of the Company’s Customers to discontinue or reduce its business with the Company, or any potential Customers not to conduct business with the Company, or any Customer or potential Customer to conduct business with or contract with any other Person that competes with the Company or its Affiliates; or

(D) persuade or attempt to persuade any supplier, agent, broker, or contractor of the Company or any of its Affiliates to discontinue or reduce its business with the Company (or any prospective supplier, broker, agent, or contractor to refrain from doing business with the Company or any of its Affiliates).

(ii) Subject to the provisions of Section 4(c)(iii) hereof, during a Restricted Period of up to five years, the Executive agrees that he will not, directly or indirectly, on his own behalf or as a partner, owner, officer, director, stockholder, member, employee, agent or consultant of any other Person, within any state (including the District of Columbia), territory, possession or country where the Company conducts business during the Employment Period or during the Restricted Period solicit, hire, or otherwise attempt to establish for any Person, any employment, agency, consulting or other business relationship with any Person who is an employee or consultant of the Company or any of its Affiliates, provided that the prohibition in this Section 4(c)(ii)(C) shall not bar the Executive from soliciting or hiring any former employee or former consultant who at the time of such solicitation or hire had not been employed or engaged by the Company or any of its Affiliates for a period of at least six (6) months, or any other provider of services to the Company or any of its Affiliates, as long as such Person’s engagement by the Executive does not interfere or conflict with the provision of services to the Company or an Affiliate by such Person.

(iii) The parties hereto acknowledge and agree that, notwithstanding anything in Section 4(c)(i) or (ii) hereof the Executive may own or hold, solely as passive investments, securities of Persons engaged in any business that would otherwise be included in Section 4(c)(i) or (ii), as long as with respect to each such investment, the securities held by the Executive do not exceed five percent (5%) of the outstanding securities of such Person and such securities are publicly traded and registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, that in the case of investments otherwise permitted under this clause, the Executive shall not be permitted to, directly or indirectly, participate in, or attempt to influence, the management, direction or policies of (other than through the exercise of any voting rights held by the Executive in connection with such securities), or lend the Executive’s name to, any such Person.

(d) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) Affiliate means a Person, whether now or hereafter existing, directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person. For purposes hereof, “control” or any other form thereof, when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

(ii) Confidential or Proprietary Information means:

(A) any and all information and ideas in whatever form (including, without limitation, written or verbal form, and including information or data recorded or retrieved by any means, tangible or intangible), whether disclosed to or learned or developed by the Executive, pertaining in any manner to the business of the Company or any of the Company’s Affiliates (collectively, “Information”) that (a) derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use, and (b) is the subject of efforts by the Company and/or its Affiliates that are reasonable under the circumstances to maintain its secrecy; and

(B) any and all other Information unique to the Company and/or or its Affiliates which has a significant business purpose and is not known or generally available from sources outside of such Persons or typical of industry practice.

(iii) Customer means all Persons that have either sought or purchased the Company’s goods or services, have contacted the Company for the purpose of seeking or purchasing the Company’s goods or services, or have been contacted by the Company for the purpose of selling its goods and services during the Executive’s employment and for one year prior thereto, and all Persons subject to the control of those Persons. The Customers covered by this Agreement shall include any Customer or potential Customer of the Company at any time during the Executive’s employment. In the case of a Governmental Authority, the Customer or potential Customer shall be determined by reference to the specific program offices or activities for which the Company provides (or may reasonably provide) goods or services.

(iv) Electronic Equipment means electronic and telephonic communication systems, computers and other business equipment of the Company or any Affiliate including, but not limited to, computer systems, data bases, phone mail, modems, e-mail, Internet access, Web sites, fax machines, techniques, processes, formulas, mask works, source codes, programs, semiconductor chips, processors, memories, disc drives, tape heads, computer terminals, keyboards, storage devices, printers and optical character recognition devices, and any and all components, devices, techniques or circuitry incorporated in any of the above and similar business devices.

(v) Governmental Authority means any federal, state, local or other governmental, regulatory or administrative agency, commission, department, board, or other governmental subdivision, court, tribunal, arbitral body or other governmental authority.

(vi) Information includes, without limitation, any and all (A) information regarding business strategy, operations and methods of operation including, without limitation, business or strategic plans, plans regarding business acquisitions, mergers, sales or divestures, marketing and sales information, and information regarding Customers, potential Customers, suppliers, manufacturers, distributors, contractors or other business contacts; (B) information regarding products and services including, without limitation, production, distribution, design, development, techniques, processes, software (including, without limitation, designs, programs and codes), and know how; (C) information regarding technology, software, concepts, research, formulae, inventions, techniques, and other work product (of the Executive or any other employee of Company or an Affiliate); (D) financial information including, without limitation, budget, cost and expense information, pricing, revenue, or profit information and/or analysis, statistical information, economic models and forecasts, operating and other financial reports and/or analysis; and (E) human resource information such as compensation policies and schedules, employee recruiting and retention plans, organization charts and personnel data.

(vii) Misappropriation, or any form thereof, means:

(A) the acquisition of any Trade Secret or Confidential or Proprietary Information by a Person who knows or has reason to know that the Trade Secret or Confidential or Proprietary Information was acquired by theft, bribery, misrepresentation, breach or inducement of a breach of a duty to maintain secrecy, or espionage through electronic or other means (each, an “Improper Means”); or

(B) the disclosure or use of any Trade Secret or Confidential or Proprietary Information without the express consent of the Company by a Person who (1) used Improper Means to acquire knowledge of the Trade Secret or Confidential or Proprietary Information; or (2) at the time of disclosure or use, knew or had reason to know that his or her knowledge of the Trade Secret or Confidential or Proprietary Information was (a) derived from or through a Person who had utilized Improper Means to acquire it, (b) acquired under circumstances giving rise to a duty to maintain its secrecy or limit its use, or (c) derived from or through a Person who owed a duty to the Company and/or any of its Affiliates to maintain its secrecy or limit its use; or (3) before a material change of his or her position, knew or had reason to know that it was a Trade Secret or Confidential or Proprietary Information and that knowledge of it had been acquired by accident or mistake.

(viii) Person means any individual, corporation, partnership, limited liability company, joint venture, association, business trust, joint-stock company, estate, trust, unincorporated organization, or government or other agency or political subdivision thereof, or any other legal or commercial entity.

(ix) Trade Secrets means all information of the Company or any of the Company’s Affiliates that would be deemed to be “trade secrets” within the meaning of the Uniform Trade Secrets Act.

(x) Uniform Trade Secrets Act means the Uniform Trade Secrets Act as promulgated by the United States National Conference of Commissioners on Uniform State Laws or such other or similar statute of any jurisdiction which is found to be applicable to this Agreement, its enforcement or its interpretation.

(e) Remedies. The Executive acknowledges and agrees that if the Executive breaches any of the provisions of Section 4 or 5(i) hereof, the Company will suffer immediate and irreparable harm for which monetary damages alone will not be a sufficient remedy, and that, in addition to all other remedies that the Company may have, the Company shall be entitled to seek injunctive relief, specific performance or any other form of equitable relief to remedy a breach or threatened breach of this Agreement (including, without limitation, any actual or threatened Misappropriation) by the Executive and to enforce the provisions of this Agreement. The existence of this right shall not preclude or otherwise limit the applicability or exercise of any other rights and remedies which the Company may have at law or in equity. The Executive waives any and all defenses he may have on the grounds of lack of jurisdiction or competence of a court to grant the injunctions or other equitable relief provided above and to the enforceability of this Agreement.

(f) Further Acknowledgements; Severability.

(i) The Executive recognizes and acknowledges that his experience, skills, education and training are readily transferable and of such breadth that he can employ them to his advantage in many other fields of endeavor, and that consequently, the terms of this Agreement will not unreasonably impair the Executive’s ability to engage in business or employment activities.

(ii) The Executive has carefully considered the possible effects on the Executive of the covenants not to compete, the confidentiality provisions, and the other obligations contained in this Agreement, and the Executive recognizes that the Company has made every effort to limit the restrictions placed upon the Executive to those that are reasonable and necessary to protect the Company’s legitimate business interests.

(iii) The Executive understands that he may not accept employment with any Person if the nature of his position with such Person will inevitably require or lead to the disclosure of any Trade Secrets or Confidential and Proprietary Information.

(iv) The Executive acknowledges and agrees that the restrictive covenants set forth in this Agreement are reasonable and necessary in order to protect the Company’s valid business interests. It is the intention of the parties hereto that the covenants, provisions and agreements contained herein shall be enforceable to the fullest extent allowed by law.

(v) If any covenant, provision, or agreement contained herein is found by a court having jurisdiction to be unreasonable in duration, scope or character of restrictions, or otherwise to be unenforceable, such covenant, provision or agreement shall not be rendered unenforceable thereby, but rather the duration, scope or character of restrictions of such covenant, provision or agreement shall be deemed reduced or modified with retroactive effect to render such covenant, provision or agreement reasonable or otherwise enforceable (as the case may be), and such covenant, provision or agreement shall be enforced as modified. If the court having jurisdiction will not review the covenant, provision or agreement, the parties hereto shall mutually agree to a revision having an effect as close as permitted by applicable law to the provision declared unenforceable. The parties hereto agree that if a court having jurisdiction determines, despite the express intent of the parties hereto, that any portion of the covenants, provisions or agreements contained herein are not enforceable, the remaining covenants, provisions and agreements herein shall be valid and enforceable. Moreover, to the extent that any provision is declared unenforceable, the Company shall have any and all rights under applicable statutes or common law to enforce its rights with respect to any and all Trade Secrets or Confidential or Proprietary Information or unfair competition by the Executive.

5. Termination.

(a) General. The employment of the Executive hereunder (and the Employment Period) shall terminate (or may be terminated) in accordance with the provisions of this Section 5.

(b) Termination Upon Mutual Agreement. The Company and the Executive may, by mutual written agreement, terminate this Agreement and/or the employment of the Executive (and the Employment Period) at any time.

(c) Death or Disability of the Executive.

(i) The employment of the Executive hereunder (and the Employment Period) shall terminate (A) upon the death of the Executive, and (B) at the option of the Company, upon not less than thirty (30) days prior written notice to the Executive or his personal representative or guardian, if the Executive suffers a “Total Disability” (as defined in Section 5(c)(ii) below). Upon termination for death or Total Disability, the Company shall pay to the Executive’s guardian or personal representative, as the case may be, in addition to any insurance or disability benefits to which he may be entitled hereunder, the “Accrued Rights” (as defined in Section 5(h) hereof). Notwithstanding the foregoing, to the extent that the payment of any amount under this Section 5(c) on account of the Executive’s Total Disability is deemed to constitute deferred compensation for purposes of Section 409A of the Code, and such Total Disability does not constitute a “disability” under Section 409A(a)(2)(C) of the Code, then payment of such amount shall be deferred and made on the first business day following the expiration of the six (6) month period following the Executive’s Separation from Service (as defined in Section 6(j)).

(ii) For purposes of this Agreement, “Total Disability” shall mean (A) if the Executive is subject to a legal decree of incompetency (the date of such decree being deemed the date on which such disability occurred), (B) the written determination by a physician selected by the Company that, because of a medically determinable disease, injury or other physical or mental disability, the Executive is unable substantially to perform each of the material duties of the Executive required hereby, and that such disability has lasted for the immediately preceding ninety (90) days and is, as of the date of determination, reasonably expected to last an additional six (6) months or longer after the date of determination, in each case based upon medically available reliable information, or (C) qualification by the Executive for benefits under the Company’s long-term disability coverage, if any.

(iii) The date of any legal decree of incompetency or written opinion which is conclusive as to the Total Disability of the Executive shall be deemed the date on which such Total Disability occurred. Any leave on account of illness or temporary disability which is short of Total Disability shall not constitute a breach of this Agreement by the Executive, and in no event shall any party be entitled to terminate this Agreement for Good Cause due to any such leave. All physicians selected hereunder shall be board-certified in the specialty most closely related to the nature of the disability alleged to exist. In conjunction with determining mental and/or physical disability for purposes of this Agreement, the Executive consents to any such examinations which are relevant to a determination of whether he is mentally and/or physically disabled, and which are required by the aforesaid Company physician, and to furnish such medical information as may be reasonably requested, and to waive any applicable physician patient privilege that may arise because of such examination.

(d) Termination For Good Cause.

(i) The Company may, upon action of the Board in accordance with Section 5(d)(iii) hereof, terminate the employment of the Executive (and the Employment Period) at any time for “Good Cause” (as defined below).

(ii) For purposes of this Agreement, “Good Cause” means:

(A) A failure by the Executive to comply with any material obligation imposed by this Agreement (including, without limitation, any violation of Sections 4 hereof);

(B) The Executive’s continued failure, after being provided notice specifying the nature of such failure, to comply with a direction of the Board with respect to an act, omission or failure to act on the part of the Executive;

(C) A breach of the Executive’s fiduciary obligations to the Company;

(D) Gross negligence, willful misconduct or willful malfeasance by the Executive in connection with the performance of any material duty for the Company;

(E) A violation by the Executive of any legal requirement or obligation relating to the Company that the Board of Directors, acting in good faith, reasonably determines is likely to have a material adverse impact on the Company (unless the Executive had a reasonable good faith belief that the act, omission or failure to act in question was not a violation of such legal requirement or obligation);

(F) The Executive’s indictment for, conviction of, or plea of guilty or nolo contendere to a felony involving theft, embezzlement, fraud, dishonesty, or any similar offense;

(G) Theft, embezzlement or fraud by the Executive in connection with the performance of his duties for the Company;

(H) A material failure to comply with any lawful direction of the Executive Chairman or Board of Directors of the Company;

(I) A material violation of the Company’s Standards of Conduct or any other published Company policy; and

(J) Any act, omission or failure to act on the part of the Executive (including an act, omission or failure to act prior to the commencement of the Executive’s employment with the Company) that results in the inability of the Executive to secure or maintain security clearances necessary or appropriate to Executive’s position as President and Chief Executive Officer and the conduct of the Company’s business; and

(K) The misappropriation of any material business opportunity.

“Good Cause” shall be based only on material matters and not on matters of minor importance.

(iii) The Executive may be terminated for Good Cause only in accordance with a resolution duly adopted by an absolute majority of the entire number of the non-management directors of the Company finding that, in the good faith opinion of the Board, the Executive engaged in conduct justifying a termination for Good Cause and specifying the particulars of the conduct motivating the Board’s decision to terminate the Executive for Good Cause. Such resolution may be adopted by the Board only after the Board has provided to the Executive (A) advance written notice of a meeting of the Board called for the purpose of determining Good Cause for termination of the Executive, (B) a statement setting forth the alleged grounds for termination, and (C) an opportunity for the Executive, and, if the Executive so desires, the Executive’s counsel to be heard before the Board. Prior to such meeting of the Board, the Executive shall be given a reasonable opportunity to cure any act or omission which the Board, in its reasonable judgment, determines is susceptible of cure. The action required to cure the act or omission, and the time period in which cure must be effected, shall be communicated to the Executive in writing. The Board’s delay in providing such notice shall not be deemed to be a waiver of any such Good Cause nor does the failure to terminate for one Good Cause prevent any later Good Cause termination for a similar or different reason.

(e) Termination For Good Reason.

(i) The Executive may resign, and thereby terminate his employment (and the Employment Period), within six (6) months following the initial existence of “Good Reason” (as defined below). Following a Change in Control (as defined below) the Executive may resign for Good Reason within twelve (12) months following the Change in Control Date. Before resigning, the Executive must provide the Company prior written notice to the Company of his intent to resign to for Good Reason. Such notice must be provided at least thirty (30) days’ prior to the Executive’s resignation date and must specify in reasonable detail the Good Reason for the Executive’s resignation. The Company shall have a reasonable opportunity to cure any such Good Reason (that is susceptible of cure) within thirty (30) days after the Company’s receipt of such notice. The Executive’s delay in providing such notice shall not be deemed to be a waiver of any such Good Reason, nor does the failure to resign for one Good Reason prevent any later Good Reason resignation for a similar or different reason.

(ii) For purposes of this Agreement, “Good Reason” means the occurrence of any of the following circumstances without the Executive’s written consent:

(A) A material failure by the Company to comply with any material obligation imposed by this Agreement;

(B) The Executive’s demotion from the position of President and Chief Executive Officer of the Company;

(C) The level of the Executive’s duties and responsibilities are materially and substantially diminished as a whole;

(D) There is a substantial adverse alteration in the conditions of the Executive’s employment; or

(E) A material reduction in the Executive’s total compensation and benefits opportunity (other than a reduction made by the Board, acting in good faith, based upon the performance of the Executive, or to align the compensation and benefits of the Executive with that of comparable executives, based on market data).

(iii) Following the date on which a Change of Control event is legally consummated and legally binding upon the parties (the “Change of Control Date”), Good Reason shall also include the occurrence of any of the following circumstances without the Executive’s written consent:

(A) The Executive ceases to be an “Executive Officer” (as such term is defined by the Securities Exchange Act of 1933);

(B) The Company requires the Executive to be based (excluding travel responsibilities in the ordinary course of business) at any office or location more than fifty (50) miles from the office of the Company at 1100 N. Glebe Road, Arlington, Virginia 22201; or

(C) The failure by any successor to the Company to expressly assume all obligations of the Company under this Agreement.

Notwithstanding anything herein to the contrary, in no event shall any action otherwise meeting the definition of Good Reason under clauses 5(e)(ii) above taken by the Company for Good Cause, constitute, or be deemed to constitute, grounds for Good Reason termination hereunder.

(f) Resignation other than for Good Reason. The Executive may resign and thereby terminate his employment (and the Employment Period) under this Agreement at any time upon not less than thirty (30) days’ prior written notice.

(g) Termination without Good Cause. The Company may, for any or no reason, terminate the employment of the Executive (and the Employment Period) under this Agreement at any time upon not less than thirty (30) days’ prior written notice. In the event the Company does not offer to extend Employment Period beyond the third anniversary of the Effective Date on terms comparable to those contained in this Agreement, then the termination of the Executive’s employment at the end of the Employment Period shall be treated as a termination by the Company without Good Cause for purposes of Section 5.8(h).

(h) Payments Upon Termination.

(i) Without Good Cause (Not In Connection With A Change In Control). In the event the Executive’s employment is terminated by the Company without “Good Cause,” or by the Executive for “Good Reason,” prior to, or more than twelve (12) months following a Change in Control Date, then the following provisions shall apply:

(A) The Company shall pay to the Executive an amount equal to twenty-four (24) months of the Executive’s “Current Base Salary.” For this purpose, the Executive’s “Current Base Salary” shall be deemed to be the highest Base Salary paid to the Executive at any time during the thirty-six (36) months prior to termination of the Executive’s employment. Such payment shall be made in a single lump sum as soon as administratively practical (but no later than thirty (30) days) following the Executive’s termination of employment.

(B) The Executive shall continue to participate in, and be covered under, the Company’s health care coverage for a period of one (1) year following the Executive’s termination of employment (the “Medical Benefits Continuation Period”) on the same basis as other senior executives of the Company. Notwithstanding the foregoing, if the Executive accepts post-employment with another entity that provides health care coverage during the Medical Benefits Continuation Period, the Company shall not provide the Executive with health care coverage under this Section (but the Executive shall retain any rights to continuation coverage that he may have under applicable law). For purposes of the Executive’s continuation coverage rights under Section 601 et. seq. of the Employee Retirement Income Security Act, Section 4980B of the Code, or any similar state or local law, the continuation period shall be deemed to have commenced as of the beginning of the period for which the Company has agreed to continue benefits following the Executive’s termination of employment. To the extent that the coverage provided to the Executive is taxable for federal income tax purposes, then the Executive shall pay the full cost of coverage during the Medical Benefits Continuation Period and the Company shall pay the Executive (in cash, less required withholding) an amount equal to (i) the cost of such coverage, less any amount that would have been payable by the Executive if he were actively employed by the Company, plus (ii) an additional amount designed to cover all estimated applicable local, state and federal income and payroll taxes imposed on the Executive with respect to such additional payment. Any additional amount payable in accordance with this Section 5(h)(i)(B) shall be paid to the Executive in cash (less required withholding), on a monthly basis, at the same time that the underlying medical coverage benefit is provided to the Executive. In determining the amount of such payment the Executive shall be deemed to pay federal income tax at the highest marginal rate applicable to individuals in the calendar year in which the payment is made and to pay state and local income taxes at the highest effective rate in the state or locality in which such payment is taxable. All payments made under this Section 5(h)(i)(B) shall be made in accordance with the provisions of Treas. Reg. §1.409A-3(i)(1).

(C) The Company shall pay to the Executive, without duplication, (i) the Base Salary through the date of termination, (ii) any incentive compensation earned but unpaid as of the date of termination for any fiscal year prior to the year in which such termination occurs; (iii) reimbursement for any unreimbursed business expenses properly incurred by the Executive prior to the date of termination (in accordance with Section 3(c) hereof); and (iv) such employee benefits, if any, to which the Executive is entitled under the employee benefit plans and arrangements of the Company (in accordance with Section 3(d)(i) hereof) (the amounts described in clauses (i) through (iv) hereof being referred to as the “Accrued Rights”).

(ii) Without Good Cause (In Connection With A Change In Control). In the event the Executive’s employment is terminated by the Company without “Good Cause,” or by the Executive for “Good Reason,” within twelve (12) months following a Change in Control, then the following provisions shall apply:

(A) The Company shall pay to the Executive an amount equal to thirty-six (36) months of the Executive’s Current Base Salary (as defined in Section 5(h)(i)(A) above). Such payment shall be made in a single lump sum as soon as administratively practical (but no later than thirty (30) days) following the Executive’s termination of employment.

(B) The Company shall pay to the Executive a prorated portion of the cash incentive (including, for this purpose, the annual component and any partial quarterly component) otherwise payable to the Executive for the fiscal year of termination under the Annual Incentive Plan (or any replacement bonus arrangement covering the Executive). Such amount shall be determined based on Company performance consistent with the cash incentive paid under the Annual Incentive Plan to comparable active executives in good standing who meet expectations and remained on the payroll and eligible for a bonus. The amount payable shall be determined by multiplying the cash incentive that the Executive would have received had his employment not terminated, by a fraction, the numerator of which is the number of months in the fiscal year (in the case of the annual component) or fiscal quarter (in the case of the quarterly component) during which Executive was employed (including the month in which the termination occurs) and the denominator of which is twelve (in the case of the annual component) or three (in the case of the quarterly component). The amount payable to the Executive in accordance with this Section shall be paid in a lump sum on the date on which the Company pays bonuses for the fiscal year of termination to actively employed senior executives; provided, however, in no event shall such payment be made more than 2/4 months following the close of the fiscal year of the Company to which such bonus relates.

(C) The Company shall pay to the Executive an amount equal to two (2) times the average cash incentive (including, for this purpose, any quarterly and annual components) actually paid to the Executive under the Annual Incentive Plan for the five (5) fiscal years immediately preceding the year of termination. Such payment shall be made in a single lump sum as soon as administratively practical (but no later than thirty (30) days) following the Executive’s termination of employment.

(D) The Executive shall be entitled to the payments and benefits described in Section 5(h)(i)(B) and 5(h)(i)(C) above.

(iii) Good Cause. In the event the Executive’s employment is terminated (i) by the Company for Good Cause, or (ii) by the Executive without Good Reason, then the Company shall have no duty to make any payments or provide any benefits to the Executive pursuant to this Agreement (other than the Accrued Rights).

(iv) Release. The Executive agrees to release the Company and its Affiliates, officers, directors, stockholders, employees, agents, representatives, and successors from and against any and all claims that the Executive may have against any such Person relating to the Executive’s employment by the Company and the termination thereof, such release to be in form and substance reasonably satisfactory to the Company.

(i) No Disparaging Comments. During the Employment Period and at all times thereafter, the Executive shall refrain from making any disparaging remarks about the businesses, services, products, members, managers, officers, directors, employees or other personnel of the Company and/or its Affiliates.

6. Miscellaneous.

(a) ARBITRATION. SUBJECT TO THE RIGHTS UNDER SECTION 4(e) TO SEEK INJUNCTIVE OR OTHER EQUITABLE RELIEF AS SPECIFIED IN THIS AGREEMENT, ANY DISPUTE BETWEEN THE PARTIES HERETO ARISING UNDER OR RELATING TO THIS AGREEMENT (INCLUDING, BUT NOT LIMITED TO, THE AMOUNT OF DAMAGES, THE NATURE OF THE EXECUTIVE’S TERMINATION OR THE CALCULATION OF ANY BONUS OR OTHER AMOUNT OR BENEFIT DUE) SHALL BE RESOLVED IN ACCORDANCE WITH THE MODEL EMPLOYMENT ARBITRATION PROCEDURES OF THE AMERICAN ARBITRATION ASSOCIATION. ANY RESULTING HEARING SHALL BE HELD IN THE JURISDICTION APPROPRIATE TO THE PRINCIPAL LOCATION OF THE COMPANY (CURRENTLY ARLINGTON, VIRGINIA). THE RESOLUTION OF ANY DISPUTE ACHIEVED THROUGH SUCH ARBITRATION SHALL BE BINDING AND ENFORCEABLE BY A COURT OF COMPETENT

JURISDICTION. COSTS AND FEES INCURRED IN CONNECTION WITH SUCH ARBITRATION SHALL BE BORNE BY THE PARTIES AS DETERMINED BY THE ARBITRATION.

(b) Indemnification and Insurance. The Company and the Executive are parties to an Indemnification Agreement dated November 16, 2006 (the “Indemnification Agreement”), which shall remain in full force and effect accordance with, and subject to, its terms. During the Employment Period, the Company shall provide directors’ and officers’ liability insurance covering the Executive and errors and omissions insurance covering the activities of the Executive in the exercise of the Executive’s duties in the interest of the Company comparable to and no less favorable to the Executive than similar insurance provided by the Company to or for other senior executives of the Company.

(c) Entire Agreement. This Agreement and the agreements, schedules and exhibits incorporated herein by reference contain the entire agreement between the Executive and the Company with respect to the subject matter hereof, and supersede any and all prior understandings or agreements, whether written or oral, including, without limitation, the Severance Compensation Agreement between the Company and the Executive. However, this Agreement does not affect or supersede the terms of the SERP or the Indemnification Agreement. No modification or addition hereto or waiver or cancellation of any provision hereof shall be valid except by a writing signed by the party to be charged therewith.

(d) Waiver. No waiver by either party hereto of any of the requirements imposed by this Agreement on, or any breach of any condition or provision of this Agreement to be performed by, the other party shall be deemed a waiver of a similar or dissimilar requirement, provision or condition of this Agreement at the same or any prior or subsequent time. Any such waiver shall be express and in writing, and there shall be no waiver by conduct. Pursuit by either party of any available remedy, either in law or equity, or any action of any kind, does not constitute waiver of any other remedy or action. Such remedies are cumulative and not exclusive.

(e) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia applicable to contracts executed by, and to be performed entirely within, said State, without regard to principles of conflict of laws.

(f) Successors and Assigns; Binding Agreement. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, personal representatives, successors and permitted assigns. This Agreement is a personal contract, and, except as specifically set forth herein, the rights and interests of the Executive herein may not be sold, transferred, assigned, pledged or hypothecated by any party without the prior written consent of the others. As used herein, the term “successor” as it relates to the Company, shall include, but not be limited to, any successor by way of merger, consolidation, sale of all or substantially all of such Person’s assets or equity interests. The Company may only assign this Agreement with the Executive’s consent.

(g) Representation by Counsel. Each of the parties hereto acknowledges that (i) it or he has read this Agreement in its entirety and understands all of its terms and conditions, (ii) it or he has had the opportunity to consult with any individuals of its or his choice regarding its or his agreement to the provisions contained herein, including legal counsel of its or his choice, and any decision not to was his or its alone, and (iii) it or he is entering into this Agreement of its or his own free will, without coercion from any source.

(h) Interpretation. The parties and their respective legal counsel actively participated in the negotiation and drafting of this Agreement, and in the event of any ambiguity or mistake herein, or any dispute among the parties with respect to the provisions hereto, no provision of this Agreement shall be construed unfavorably against any of the parties on the ground that he, it, or his or its counsel was the drafter thereof.

(i) Notices. All notices and communications hereunder shall be in writing and shall be deemed properly given and effective when received, if sent by facsimile or telecopy, or by postage prepaid by registered or certified mail, return receipt requested, or by other delivery service which provides evidence of delivery, as follows:

If to the Company, to:

CACI International Inc

1100 N. Glebe Road

16th Floor

Arlington, Virginia 22201

Attention: General Counsel

If to the Executive, to:

Paul M. Cofoni

7761 Indersham Drive

Falls Church, VA 22042

or to such other address as one party may provide in writing to the other party from time to time.

(j) Compliance with Section 409A. To the extent that Section 409A of the Code applies to any election or payment required under this Agreement, such payment or election shall be made in conformance with the provisions of Section 409A of the Code. Certain provisions of this Agreement are intended to constitute a short-term deferral under Treas. Reg. §1.409A-l(b)(4) or a separation pay arrangement that does not provide for the deferral of compensation subject to Section 409A of the Code (under the short-term deferral exception) and, if any such provision is subject to more than one interpretation or construction, such ambiguity shall be resolved in favor of that interpretation or construction which is consistent with such provisions not being subject to the provisions of Section 409A. The remaining provisions of this Agreement are intended to comply with the provisions of Section 409A of the Code (to the extent applicable) and, to the extent that Section 409A applies to any provision of this

Agreement and such provision is subject to more than one interpretation or construction, such ambiguity shall be resolved in favor of that interpretation or construction which is consistent with the provision complying with the applicable provisions of Section 409A of the Code (including, but not limited to the requirement that any payment made on account of the Executive’s separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code and the regulations issued thereunder) (“Separation from Service”), shall not be made earlier than the first business day of the seventh month following the Executive’s Separation from Service, or if earlier the date of death of the Executive). Any payment that is delayed in accordance with the foregoing sentence shall be made on the first business day following the expiration of such six (6) month period.

(k) Withholding Taxes. All amounts payable hereunder shall be subject to the withholding of all applicable taxes and deductions required by any applicable law.

(1) Tax Consequences of Payments. Executive understands and agrees that the Company makes no representations as to the tax consequences of any compensation or benefits provided hereunder (including, without limitation, under Section 409A of the Code, if applicable). Executive is solely responsible for any and all income, excise or other taxes imposed on Executive with respect to any and all compensation or other benefits provided to Executive.

(m) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(n) Duration. Notwithstanding the Employment Term hereunder, this Agreement shall continue for so long as any obligations remain under this Agreement.

(o) Section References. The word Section herein shall refer to provisions of this Agreement unless expressly indicated otherwise.

(p) Captions. Section headings are for convenience only and shall not be considered a part of this Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement, intending it as a document under seal, as of the date first above written.

WITNESS/ATTEST:	CACI INTERNATIONAL INC

[Sig]	By:	/s/ Robert Turner	(SEAL)
	Name:	Robert Turner
	Title:	EVP, Director of Business Operations

EXECUTIVE

[Sig]	/s/ Paul M. Cofoni		(SEAL)
Paul M. Cofoni